TRANSFER TECHNOLOGY INTERNATIONAL CORP.
2011 STOCK OPTION PLAN

1.              Purposes of the Plan. The purposes of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and to promote the success of the Company's business.

Options granted hereunder may be either "incentive stock options,"as defined in Section 422 of the Internal Revenue Code of 1986, as amended with respect to Employees, or "nonstatutory stock options," with respect to Consultants and/or Employees as reflected in the terms of the written Option Agreement.

2.              Definitions. As used herein, the following definitions shall apply

(a)	"Board" shall mean the Board of Directors of the Company.

(b)              "Code" shall mean the Internal Revenue Code of 1986, as amended.

(c)              "Common Stock" shall mean the Common Stock of the Company.

(d)	"Company" shall mean Transfer Technology International Corp., a Delaware corporation.

(e)	"CEO" shall mean the Chief Executive Officer of the Company.

(f)
"Consultant" shall mean any person who is engaged by the Company or any subsidiary to render consulting services and is compensated for such consulting services, and any director of the Company whether compensated for such services or not.

(g)
"Continuous Status as an Employee or Consultant" shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(h)
"Employee" shall mean any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

(i)	"Incentive Stock Option" shall mean an Option intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

(j)              "Option" shall mean a Stock Option granted pursuant to the Plan.

(k)              "Option Stock" shall mean the Common Stock subject to an Option.

(l)	"Optionee" shall mean an Employee or Consultant who receives an Option.

(m)	"Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 425(e) of the Code.

(n)              "Plan" shall mean this 2011 Stock Option Plan.

(o)	"Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

(p)	"Subsidiary" shall mean a subsidiary corporation, whether now or hereafter existing, as defined in Section 425(f) of the Code.

(q)
"Unvested Portion" shall mean any Option with respect to the number of shares of Common Stock for that Option that are not exercisable as of the date of the closing of a Transaction resulting in a Change in Control. In the case of a Change in Control which occurs as the results of a series of transactions, the closing date shall be deemed to be the closing date of the final Transaction affecting the Change in Control.

3.              Stock Subject to the Plan.  The maximum aggregate number of shares which may be optioned and sold under the Plan is fifteen million (15,000,000) shares of Common Stock, which may be authorized, but unissued, Common Stock.

If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

4.              Administration of the Plan.

(a)	Procedure. The Plan shall be administered by the CEO of the Company.

(b)
Powers of the CEO. Subject to the provisions of the Plan, the CEO shall have the authority, in his discretion: (i) to grant Incentive Stock Options to Employees, in accordance with Section 422 of the Code, or "nonstatutory stock options to Consultants and/or Employees;" (ii) to determine, upon review of relevant information and in accordance with Section 8(b) of the Plan, the fair market value of the Common Stock; (iii) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan; (iv) to determine the Employees or Consultants to whom, and the time or times at which, Options shall be granted and the number of shares to be represented by each Option; (v) to interpret the Plan; (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; (viii) to accelerate or defer (with the consent of the Optionee as to any deferral) the exercise date of any Option consistent with the provisions of Section 5 of the Plan; (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan.

(c)	Effect of CEO's Decision. All decisions, determinations and interpretations of the CEO shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

5.              Eligibility.

(a)
Options may be granted only to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

(b)
No Incentive Stock Option may be granted to an Employee which, when aggregated with all other incentive stock Options granted to such Employee by the Company or any Parent or Subsidiary, would result in Shares having an aggregate fair market value (determined for each Share as of the date of grant of the Option covering such Share) in excess of $100,000 becoming first available for purchase upon exercise of one or more Incentive Stock Options during any calendar year.

(c)
Section 5(b) of the Plan shall apply only to an Incentive Stock Option evidenced by a written Option agreement which shall expressly identify the Option as an Incentive Stock Option. Section 5(b) of the Plan shall not apply to any Option evidenced by an Option agreement which sets forth the intention of the Company and the Optionee that such Option shall be a nonstatutory Stock Option.

(d)
The Plan shall not confer upon any Optionee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his right or the Company's right to terminate his employment or consulting relationship at any time.

6.              Term of Plan. The Plan shall become effective upon the filing of Form S-8 with the United States Securities and Exchange Commission registering the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 13 of the Plan.

7.              Term of Option. The term of each Incentive Stock Option shall be ten (10) years from the date of grant thereof or such shorter term as may be provided in the Stock Option agreement. The term of each Option that is not an Incentive Stock Option shall be (10) years and one (1) day from the date of grant thereof or such shorter term as may be provided in the Stock Option agreement. However, in the case of an Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, (a) if the Option is an Incentive Stock Option, the term of the Option shall be five (5) years from the date of grant thereof or such shorter time as may be provided in the Stock Option agreement, or (b) if the Option is not an Incentive Stock Option, the term of the Option shall be five (5) years and one (1) day from the date of grant thereof or such shorter term as may be provided in the Stock Option agreement.

8.	Exercise Price and Consideration.

(a)
The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the CEO, but shall be subject to the following:  (i)  In the case of an Incentive Stock Option:  (A)  granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the fair market value per Share on the date of grant,  (B) granted to an Employee, the per Share exercise price shall be no less than 100% of the fair market value per Share on the date of grant;  (ii) In the case of a nonstatutory Stock Option, the per Share exercise price shall be no less than the price per Share set by the CEO on the date of grant.

(b)
The fair market value shall be determined in the following manner. If the stock is unlisted, the fair market value shall be determined by the CEO, in his discretion. If listed, the value shall be the Closing Sales Price of the Company's Common Stock as reported on the NASDAQ National Market System on the business day immediately preceding the date of grant. In the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on the business day immediately preceding the date of grant, as reported in the Wall Street Journal.

(c)
The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment shall be determined by the CEO and may consist entirely of cash, check, promissory note, surrender of shares of Common Stock of the Company acquired pursuant to the exercise of the Option, other Shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent permitted under Nevada Corporation Law. In making its determination as to the type of consideration to accept, the CEO shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

9.              Exercise of Option.

(a)
Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the CEO, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan. An Option may not be exercised for a fraction of a Share.  An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the CEO, consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Stock Certificate evidencing such shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Certificate is issued, except as provided in Section 11 of the Plan. Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)
Termination of Status as an Employee or Consultant. If an Employee or Consultant ceases to serve as an Employee or Consultant (as the case may be), he may, but only within three (3) months (or such other period of time not exceeding three (3) months as is determined by the CEO at the time of grant of the Option) after the date he ceases to be an Employee or Consultant (as the case may be) of the Company, exercise his Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of such termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

(c)
Disability of Optionee. Notwithstanding the provisions of Section 9(b) above, in the event an Employee or Consultant is unable to continue his employment or consulting relationship (as the case may be) with the Company as a result of his total and permanent disability (as defined in Section 22(e) (3) of the Internal Revenue Code), he may, but only within six (6) months (or such other period of time not less then six (6) months nor more than twelve (12) months as is determined by the Board at the time of grant of the Option) from the date of termination, exercise his Option to the extent he was entitled to exercise it at the date of such termination (or to such greater extent as the CEO may provide). To the extent that he was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

(d)
Death of Optionee. In the event of the death of an Optionee:  (i) during the term of the Optionee who is at the time of his death an Employee or Consultant of the Company and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised, at any time within twelve (12) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that has accrued as of the date of death (or to such greater extent as the CEO may provide); or (ii) after the termination of Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within six (6) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination (or to such greater extent as the CEO may provide).

10.              Nontransferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11.              Adjustments Upon Certain Changes.

(a)
Stock Split or Reclassification.  The number of Shares of Common Stock covered by each outstanding Option as well as the price per Share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, recapitalization, reorganization, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the CEO, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into Shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Option. The Company shall provide to the optionee notice of any adjustment pursuant to this section 11(a) immediately.  No event described in this Section 11(a) or elsewhere in this document shall have the effect of changing the number of options and/or common shares subject to the Plan as set forth in Section 3 herein.

(b)
Change in Control.  In the event of a Change of Control, then to the extent permitted by applicable law, with respect to half (50%) of the unvested Options (the "Primary Accelerated Amount") held by persons then performing services as Employees, Directors, or Consultants, then immediately prior to the consummation of such Change of Control such Primary Accelerated Amount shall be fully vested and exercisable and such Options shall be terminated if not exercised prior to the consummation of the Change of Control.  With respect to the remaining portion of such unvested Options (the "Remaining Amount"), any surviving corporation or an Affiliate of such surviving corporation shall assume or continue the Remaining Amount, or substitute similar Options for the Remaining Amount.  If the surviving corporation or an Affiliate of such surviving corporation refuses to assume or continue the Remaining Amount, or substitute similar Options for the Remaining Amount, then with respect to any person who was providing services as an Employee, Director or Consultant immediately prior to the consummation of the Change of Control, then immediately prior to the consummation of the Change of Control such Remaining Amount shall be fully vested and exercisable and such Options shall be terminated if not exercised prior to the consummation of the Change of Control.   If, following a Change of Control, the surviving corporation or its Affiliates choose to assume or continue the Remaining Amount, or substitute similar Options for the remaining amount and any person then performing services as an Employee, Director, or Consultant is involuntarily terminated for reason other than Cause or voluntarily terminates for Good Reason within one (1) year of such Change of Control, then upon such termination any Options still outstanding shall be fully vested and exercisable and such Options shall be terminated if not exercised within thirty (30) days of such termination (or to such greater extent as the CEO may provide).

.

               For the purposes of this plan:  (i) "Change in Control" means: (1) a dissolution, liquidation or sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation (other than a merger solely for the purpose of changing the state of incorporation); or (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (ii) "Cause" means: (1) an optionee's willful dishonesty towards, fraud upon, crime against, deliberate or attempted injury or bad faith action with respect to the Company; or (2) Optionee's conviction for any felony crime; (iii) "Good Reason" means: (1) a material reduction in compensation; (2) a relocation of the Optionee's principal worksite to a location more than sixty (60) miles from Optionee's pre-Change of Control worksite; or (3) for an executive officer, a material reduction in responsibilities or authority as in effect before the Change in Control.

12.              Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the CEO makes the determination granting such Option. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

13.              Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to render to the Company a written statement containing such representations and warranties as, in the opinion of counsel for the Company, may be required to ensure compliance with any of the aforementioned relevant provisions of law, including a representation that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such representation is required.

14.              Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

15.              Option Agreement. Options shall be evidenced by written option agreements or option certificates in such form as the CEO shall approve.

16.              Stockholder Approval.  If Incentive Stock Options are to be issued under the Plan, continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. If such Stockholder approval is obtained at a duly held Stockholders' Meeting, it may be obtained by the affirmative vote of the holders of a majority of the Share of the Company present or represented and entitled to vote thereon.  In the case of approval by written consent, it must be obtained by the written consent of all stockholders of the Company, or by written consent of a smaller percentage of stockholders but only if the Board determines, on the basis of advice of the Company's legal counsel, that the written consent of such a smaller percentage of stockholders will comply with all applicable laws and will not adversely affect the qualifications of the Plan under Section 422 of the Code.

Failure to obtain shareholder approval of the Plan as set forth in the preceding paragraph shall not invalidate the Plan but will rather serve to automatically amend the Plan so that no Incentive Stock Options may be issued under the Plan.

17.              Information to Optionees. The Company shall provide to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports and other information which are provided to all stockholders of the Company. The Company shall not be required to provide such information if the issuance of Options under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

IN WITNESS THEREOF, the Company hereto has executed this 2011 Stock Option Plan as of the 20th day of April, 2011.

Transfer Technology International Corp.

By:           /s/ Chris Trina
           Chris Trina, CEO